Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS 7.7% HIGHER FOURTH QUARTER NET SALES

For the Year, Net Sales Increase of 11.5% drives

204% Growth in Operating Profit

CHICAGO, IL – FEBRUARY 24, 2012 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $2.0 million, or $0.31 per share for the fourth quarter of 2011 as compared to a net income of $2.3 million or $0.35 per share for the fourth quarter of 2010. The current quarter included an accounts receivable reserve of $578,000 for a significant customer that filed for bankruptcy, the first significant bad debt for Cobra in over 15 years, which also reduced net income by $468,000, or $0.07 per share, after deducting unearned selling costs. However, operating income increased to $2.3 million for the current quarter from $1.9 million in the same quarter last year. This significant improvement in operating income reflected an increase in net sales to $37.5 million from $34.8 million in the fourth quarter of 2010 driven by award winning new products and expanded distribution. Gross margin increased to 31.4 percent from 27.6 percent in the prior year’s fourth quarter. For the year, Cobra reported net income of $3.1 million, or $0.47 per share, as compared to a net income of $1.3 million, or $0.21 per share in the prior year and operating income of $4.7 million as compared to $1.6 million in 2010.

For the fourth quarter of 2011, consolidated net sales increased by $2.7 million, or 7.7 percent, with the Cobra segment reporting an increase in net sales of $2.5 million, or 8.2 percent, and the Performance Products Limited (“PPL”) segment reporting an increase of $160,000, or 4.0 percent. The sales increase for the Cobra segment included higher domestic sales of Truck Navigation products, Two Way radios as well as higher European sales. Higher domestic Truck Navigation sales resulted from strong sales overall, including the 5550 PRO, which was introduced earlier this year. European sales included in the Cobra segment increased by nearly 9 percent primarily reflecting higher Detection sales. The PPL sales increase was attributable to higher sales of Truckmate™ navigation products and Snooper Shotsaver TM golf GPS units.

Cobra Fourth Quarter Results – 2

“Although we are disappointed with the expense that resulted from an unexpected customer bankruptcy filing, we are still pleased to report significantly improved operating income over both the fourth quarter of 2010 and the year ended December 31, 2010, particularly the increase in sales and gross margin, which was a result of the continued success of our new products and geographic expansion in Europe,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Consolidated gross margin increased from 27.6 percent in the prior year’s fourth quarter to 31.4 percent primarily as a result of an improved product mix in both segments. The gross margin for the Cobra segment improved to 31.2 percent from 27.6 percent in the fourth quarter of 2010 as higher margin products recorded significant sales increases. PPL’s gross margin increased to 32.6 percent from 27.7 percent last year reflecting both an improved product mix and reduced airfreight expenses.

Selling, general and administrative expenses increased to $9.5 million in the fourth quarter from $7.8 million in the prior year. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses, principally in the Cobra segment, included increases due to the bad debt expense, higher media and trade show expenses to support consumer awareness of the new products and an increase in management incentive and profit sharing expenses because of the significant improvement in financial results.

Other income decreased $159,000 compared to the prior year’s quarter primarily due to PPL foreign exchange gains of $28,000 in the current quarter as compared to $180,000 in the fourth quarter of 2010. A tax provision of $302,000 was recorded in the current quarter as compared to a $180,000 tax benefit in the fourth quarter of 2010 mainly due to a required state tax provision for Illinois as it has deferred the use of loss carry forwards through 2013.

Interest-bearing debt increased to $18.7 million as of December 31, 2011 compared to $18.0 million at December 31, 2010 representing increased inventories to support higher sales levels, which was mostly offset by strong collections of accounts receivable from higher third quarter sales. Cash on hand at December 31, 2011 was $1.0 million as compared to $1.1 million at December 31, 2010. Inventory at the end of the fourth quarter increased to $34.1 million from $27.6 million the prior year and accounts receivable at the end of the quarter were $23.4 million, an increase from $22.0 million one year earlier.

For the year ended December 31, 2011, consolidated net sales for Cobra increased by 11.5 percent, to $123.3 million from $110.5 million, driven by new products, including the 29 LX series, the 5550 Pro and iRadarTM, as well as new and expanded distribution in both segments. In addition to this sales increase, gross margin increased more than two points to 29.3 percent principally as a result of an improved product mix in both segments. Selling, general and administrative expenses increased to $31.4 million for the year from $28.0 million in the prior year. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses, mainly in the Cobra segment, represented increased media, PR and trade show expenses to support consumer awareness of the new products. In addition, management incentive and profit sharing expenses increased because of the significant improvement in year over year financial results. As a result of these factors, operating income grew to $4.7 million in 2011 as compared to $1.6 million in 2010.

Cobra Fourth Quarter Results – 3

Interest expense for the year was $1.1 million compared to $1.6 million for 2010, which included a $349,000 write-off of deferred legal and financing fees from the Company’s credit facility that was refinanced in the third quarter of 2010. Other income decreased $1.3 million from the prior year primarily due to a $152,000 loss on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for some current and former officers of the Company as compared to a $574,000 gain in 2010. Net income for 2011 was $3.1 million or $0.47 per share, as compared to a net income of $1.3 million, or $0.21 per share in the prior year.

In discussing the outlook for the first quarter of 2012, as well as the entire year, Mr. Bazet said, “The Company anticipates better results in the first quarter of 2012 than in the first quarter of 2011, although a seasonal loss is likely. The Company also expects to achieve higher profitability in 2012 driven by the introduction of innovative and award winning new products as well as new and expanded distribution and marketing channels. In addition, we feel that the gradually improving global economy will continue to favorably impact our business in 2012.”

Cobra will be conducting a conference call on February 24, 2012 at 11:00 a.m. EDT to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Net sales	$37,506	$34,818	$123,259	$110,520
Cost of sales	25,732	25,192	87,162	80,911

Gross profit	11,774	9,626	36,097	29,609
Selling, general and administrative expense	9,504	7,759	31,351	28,047

Earnings from operations	2,270	1,867	4,746	1,562
Other (expense) income:
Interest expense	(308)	(300)	(1,103)	(1,564)
Other, net	351	510	(387)	954

Earnings before taxes	2,313	2,077	3,256	952
Tax provision (benefit)	302	(180)	169	(380)

Net earnings	$2,011	$2,257	$3,087	$1,332

Net earnings per common share:
Basic	$0.31	$0.35	$0.47	$0.21
Diluted	$0.31	$0.35	$0.47	$0.21

Weighted average shares outstanding:
Basic	6,540	6,471	6,526	6,471
Diluted	6,545	6,471	6,526	6,471

Cobra Fourth Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31,	December 31,
	2011	2010
ASSETS:
Current assets:
Cash	$1,033	$1,133
Accounts receivable, net	23,400	22,021
Inventories, net	34,093	27,614
Other current assets	2,726	3,289

Total current assets	61,252	54,057

Property, plant and equipment, net	5,367	5,492

Total other assets	13,976	14,805

Total assets	$80,595	$74,354

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,368	$7,205
Accrued liabilities	8,910	6,653
Short-term debt	18,655	18,042

Total current liabilities	34,933	31,900

Non-current liabilities:
Deferred taxes	1,159	1,538
Deferred compensation	7,392	7,145
Other long-term liabilities	588	565

Total non-current liabilities	9,139	9,248

Equity:
Shareholders’ equity - Cobra	36,523	33,178
Non-controlling interest	0	28

Total equity	36,523	33,206

Total liabilities and shareholders’ equity	$80,595	$74,354